UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ORE-MORE RESOURCES INC.
 (Exact name of registrant as specified in its charter)

Alberta, Canada	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1530 9th Ave S.E., Calgary, Alberta	T2G0T7
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box.    [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.    [X]

Securities Act registration statement file number to which this form relates: 333-154877 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, no par value
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Common Stock

Our Articles of Incorporation authorize the issuance of an unlimited number of shares designated as Common Shares and an unlimited number of shares designated as Preferred Shares, without par value.

The Common Shares have attached to them the following rights, privileges, restrictions and conditions.

(a)
Except for meetings at which only holders of another specified class or series of our shares are entitled to vote separately as a class or series, each holder of a Common Share is entitled to receive notice of, to attend and to vote at all meetings of our stockholders.

(b)
Subject to the rights, privileges, restrictions and conditions attached to any other class of our shares, the holders of our Common Shares are entitled to receive dividends if, as and when declared by our directors.

(c)
Subject to the rights, privileges, restrictions and conditions attached to any other class of our shares, the holders of our Common Shares are entitled to share equally in our remaining property upon liquidation, dissolution or winding-up of our Company.

The Preferred Shares have attached to them the following rights, privileges, restrictions and conditions.

(a)
The Preferred Shares may be issued in one or more series, each being comprised of the number of shares with the designation, rights, privileges, restrictions and conditions attached to that series of Preferred Shares, including the rate or amount of dividends or the method of calculating dividends, the dates of payment of dividends, the redemption, purchase and/or conversion prices and terms and conditions of redemption, purchase and/or conversion, and any sinking fund or other provisions, as our board of directors may fix from time to time.

(b)
The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of our Company, whether voluntary or involuntary, or any other return of capital or distribution of our assets among our stockholders for the purpose of winding up its affairs, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares and over any other shares ranking junior to the Preferred Shares.  The Preferred Shares of any series may also be given other preferences, not inconsistent with the Articles, over the Common Shares and any other shares of Ore-More Resources ranking junior to the Preferred Shares of a series as may be fixed by the Board of Directors.

(c)
If any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate rateably in respect of accumulated dividends and return of capital.

(d)
Unless the directors otherwise determine in the articles of amendment designating a series of Preferred Shares, the holder of each share of a series of Preferred Shares shall not, as such, be entitled to receive notice of or vote at any meeting of stockholders, except as otherwise specifically provided in the ABCA.

Item 2.	Exhibits

Number	Description
3.1	Articles of Incorporation	*
3.2	Bylaws	*

*Incorporated by reference to the Exhibits filed with the Registrant’s registration statement on Form F-1 on February 20, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ORE-MORE RESOURCES INC., an Alberta Corporation

Date: January 25, 2010	By:	/s/ Lee Lischka
Name: Lee Lischka
Title: President, Principal Executive Officer and Member of the Board of Directors